Exhibit 99.1
NEWS RELEASE

Media Contact: Ed Dandridge Marsh & McLennan Companies +1 212 345 9751 ed.dandridge@mmc.com	Investor Contact: Keith Walsh Marsh & McLennan Companies +1 212 345 0057 keith.walsh@mmc.com

MARSH & McLENNAN COMPANIES NAMES ANTHONY K. ANDERSON TO
BOARD OF DIRECTORS AND DECLARES QUARTERLY DIVIDEND

NEW YORK, September 21, 2016 - Marsh & McLennan Companies, Inc. (NYSE: MMC), a global professional services firm offering clients advice and solutions in risk, strategy and people, announced today that Anthony K. Anderson has been elected to the Company’s Board of Directors. With Mr. Anderson’s election, the Company’s Board consists of 11 directors.

Mr. Anderson spent 35 years with Ernst & Young LLP, retiring as Vice Chair and Midwest Area Managing Partner in 2012. He served as the senior advisory partner to numerous Fortune 500 companies, including leading consumer, financial services and insurance companies, and supervised more than 4,000 employees. Mr. Anderson was a member of E&Y’s Executive Board for 12 years, and served on the Board of the Federal Reserve Bank of Chicago from 2008 to 2010.

“I am pleased to welcome Tony to the Board,” said H. Edward Hanway, Independent Chairman of the Company’s Board of Directors. “Tony’s deep understanding of the insurance industry, significant financial management experience and demonstrated leadership capabilities make him a tremendous addition. We look forward to working with him.”

In addition to serving on the Company’s Board of Directors, Mr. Anderson serves on the Boards of AAR Corp., Avery Dennison Corporation and Exelon Corporation.

Mr. Anderson also serves as Chairman of the Board of Perspectives Charter Schools and as a member of the Boards of the Chicago Urban League, the Chicago Council on Global Affairs, World Business Chicago and the Regional Transportation Authority of Chicago.

In addition, the Board of Directors of the Company declared today a quarterly dividend of $.34 per share on outstanding common stock, payable on November 15, 2016, to shareholders of record on October 11, 2016.

About Marsh & McLennan Companies
MARSH & McLENNAN COMPANIES (NYSE: MMC) is a global professional services firm offering clients advice and solutions in the areas of risk, strategy and people. Marsh is a leader in insurance broking and risk management; Guy Carpenter is a leader in providing risk and reinsurance intermediary services; Mercer is a leader in talent, health, retirement and investment consulting; and Oliver Wyman is a leader in management consulting. With annual revenue of $13 billion and approximately 60,000 colleagues worldwide, Marsh & McLennan Companies provides analysis, advice and transactional capabilities to clients in more than 130 countries. The Company is committed to being a responsible corporate citizen and making a positive impact in the communities in which it operates. Visit www.mmc.com for more information and follow us on LinkedIn and Twitter @MMC_Global.

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